UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 19, 2010

NOVELLUS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)

4000 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 943-9700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 11, 2010, Novellus Systems, Inc. (the “Company”), filed a Current Report on Form 8-K disclosing that on January 8, 2010, in connection with his retirement, Mr. Jeffrey Benzing, the Company’s Executive Vice President, Chief Administrative Officer and Principal Financial Officer, entered into an employment agreement with the Company (the “January Employment Agreement”) regarding his employment with the Company from June 27, 2010 through June 26, 2014, unless sooner terminated.

On May 19, 2010, the Company’s Board of Directors approved certain modifications to the January Employment Agreement (the “Modified Agreement”), which Modified Agreement was subsequently entered into between the Company and Mr. Benzing. Among other things, the Modified Agreement provides that:

•

from June 27, 2010 until December 15, 2010, Mr. Benzing shall serve as a full time employee of the Company at his current salary, providing advisory services to the Chief Executive Officer on such matters as the Chief Executive Officer shall determine from time to time and to facilitate the transition from his current role,

•	from December 16, 2010 until December 15, 2014, Mr. Benzing shall serve as a part-time employee of the Company, providing technical advice and training as described in the Modified Agreement, and

•

in addition to the other compensation provided in the Modified Agreement, Mr. Benzing shall receive a pro-rata share of any management bonus on his full-time annual salary, calculated from January 1, 2010 to December 15, 2010 based on the Company’s consolidated financial results (to the extent the Company pays a management bonus), and a grant on December 16, 2010 of restricted stock units (which shall vest on the date of grant) equivalent to $390,000 using the closing price for the Company’s common stock on December 15, 2010, assuming Mr. Benzing continues to be employed on December 16, 2010.

Except as provided above, and certain other modifications made to the January Employment Agreement to accommodate the changes above, the terms of the January Employment Agreement were not modified by the Modified Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.

By:	/S/ JOHN D. HERTZ
John D. Hertz
Principal Accounting Officer, Vice President, Corporate Finance

Date: May 21, 2010